ZBB Energy Cancels Plan for Special Shareholder Meeting

MILWAUKEE, WI -- (Marketwired - July 01, 2013) - ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced that the company has cancelled its previously reported plan to hold a special shareholder meeting to seek shareholder approval to remove the NYSE MKT limitations on the use of the Aspire $10 million funding agreement.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051